EXHIBIT 99.4

                   LIN BROADCASTING CORPORATION
                       5295 Carillon Point
                       Kirkland, WA  98033
                          (206) 828-1902
                       Fax: (206) 828-1900



FOR IMMEDIATE RELEASE

          LIN TELEVISION CORPORATION SPIN-OFF COMPLETED,
           ACQUIRES ABC AFFILIATE IN NEW HAVEN-HARTFORD


     KIRKLAND, WA -- December 29, 1994 -- LIN Broadcasting Corporation (NASDAQ: LNTV) announced the completion yesterday of the tax-free spin-ff of LIN Television. Stockholders of LIN Broadcasting of record on December 9, 1994 are receiving one share of LIN Television common stock for every two shares of LIN Broadcasting common stock held on that date. Certificates for shares of LIN Television common stock are now being mailed to stockholders. LIN Broadcasting common stock is expected to begin trading "ex-distribution" today.

     LIN Television, which is headquartered in Providence, Rhode Island, also announced that it has acquired WTNH-TV, the ABC affiliate in New Haven-Hartford, Connecticut, from Cook Inlet Communications Corp. In exchange for the station, Cook Inlet received approximately $120 million and 11.5% of the common stock of LIN Television. LIN Television's largest stockholder is McCaw Cellular Communications, Inc., a wholly owned subsidiary of AT&T Corp., which owns approximately 46.2% of the outstanding shares. The remaining shares are publicly held.

     Gary Chapman, President and Chief Executive Officer of LIN Television, said, "We are very excited about LIN Television's opportunities as an independent company. With its powerful network-affiliated franchises and the other channels for the delivery of programming that we have been developing, we believe LIN Television is well-positioned to continue to grow and prosper in the broadcasting industry."

     Tom Alberg, President and Chief Operating Officer of LIN Broadcasting, said, "We continue to believe firmly in the value of LIN Television. We have decided, however, that our stockholders are best served by separating the broadcasting business of LIN Television from the cellular communications business of LIN Broadcasting. In addition to enabling LIN Television to purchase a major network-affiliated station, the spin-off will benefit both companies by permitting them to adopt strategies and pursue objectives tailored to their respective businesses."

     LIN Broadcasting Corporation is primarily engaged in cellular telephone operations. LIN has major ownership interests in cellular telephone systems serving the metropolitan areas of New York City, Los Angeles, Dallas-Ft. Worth and Houston. McCaw Cellular Communications, Inc., a wholly owned subsidiary of AT&T Corp., owns approximately 52% of LIN Broadcasting.

     LIN Television owns and operates seven network-affiliated television stations in the midwestern and eastern United States, including, in addition to the newly-acquired station in New Haven-Hartford, stations in Dallas-Ft. Worth, Indianapolis and Norfolk-Portsmouth.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. A copy of the Information Statement/Prospectus contained in the registration statement may be obtained from LIN Broadcasting, Investor Relations, phone number (206) 828-1350. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                            #   #   #


Company Contacts:

LIN Television Corporation    LIN Broadcasting Corporation

Peter Maloney                 Media:    Bob Ratliffe
Vice President                          V.P. Corporate
LIN Television Corporation                Communications
(401) 454-2880                          McCaw Cellular Commun-
                                          ications, Inc.
                                        (206) 828-8685
                                        (206) 979-4254 (cellular)

Lisa LaMagna                  Investors/  Donald Guthrie
Abernathy MacGregor Scanlon   Analysts:   Senior Vice President-
(212) 371-5999                               Finance
                                          LIN Broadcasting
                                              Corporation
                                          (206) 828-1902